Galena Biopharma, Inc. announces Purchase Agreement for up to $55.0 Million with Lincoln Park Capital Fund, LLC

•	Initial Purchase of $5.0 Million at $2.00 per share, 9% higher than the market close as of November 18, 2014

•	Agreement structure provides Galena control and flexibility to access capital over the long-term to fund the Company’s clinical and development programs

Portland, Ore., November 20, 2014- Galena Biopharma, Inc. (“Galena” or the “Company”) (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major medical needs across the full spectrum of cancer care announced today the execution of a purchase agreement for up to $55.0 million with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.

Under the terms of the purchase agreement dated November 18, 2014, LPC initially purchased $5.0 million dollars of Galena common stock at a price of $2.00 per share, 9% higher than the market close as of November 18, 2014. Thereafter, at its sole discretion, Galena may sell up to $50 million worth of common stock to LPC over the 36-month term of the purchase agreement, subject to the conditions and limitations set forth in the purchase agreement. Under the terms of the purchase agreement, LPC will not cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Galena common stock and is obligated to purchase at times and amounts controlled by the Company. In consideration for entering into the agreement the Company issued shares of its common stock to LPC as a commitment fee.

Galena plans to use the proceeds received for its commercial and product development activities and for other working capital and general corporate purposes.

Mark W. Schwartz, Ph.D., President and Chief Executive Officer of Galena Biopharma, stated, “This funding mechanism from Lincoln Park Capital, an established healthcare investment firm, provides Galena with strategic, long-term access to capital in order to execute on our clinical and commercial programs as we approach multiple milestones over the next several quarters. Importantly, this structure allows us complete control and flexibility to access capital at the appropriate times, coinciding with the progress of the Company.”

Additional information regarding this financing is available in the Current Report on Form 8-K that the Company filed today with the Securities and Exchange Commission (“SEC”). The securities described above are being offered pursuant to a shelf registration statement (File No. 333-188847) that was declared effective by the SEC on June 12, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering can be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov or by request from the Company at 4640 SW Macadam Avenue, Suite 270, Portland, Oregon 97239 or by telephone at (503) 400-6610.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ:GALE) is a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care. Galena’s development portfolio ranges from mid- to late-stage clinical assets, including a robust immunotherapy program led by NeuVax™ (nelipepimut-S) currently in an international, Phase 3 clinical trial. The Company’s commercial drugs include Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. Collectively, Galena’s clinical and commercial strategy focuses on identifying and advancing therapeutic opportunities to improve cancer care, from direct treatment of the disease to the reduction of its debilitating side-effects. For more information, visit www.galenabiopharma.com.

About Lincoln Park Capital Fund, LLC (LPC)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty finance, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:
Remy Bernarda
Vice President, Marketing & Communications
(503) 405-8258
rbernarda@galenabiopharma.com